Exhibit 4.2

AGREE REALTY CORPORATION

OFFICER’S CERTIFICATE

May 23, 2025

The undersigned, Joel N. Agree, President and Chief Executive Officer of AGREE REALTY CORPORATION (the “General Partner”), a Maryland corporation operating as a real estate investment trust, hereby certifies, on behalf of the General Partner in its own capacity and as sole general partner of AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), pursuant to Sections 2.1, 2.2 and 11.5 of the Indenture, dated as of August 17, 2020 (the “Base Indenture”), by and among the Company, the General Partner, as a guarantor, U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee and the other parties thereto, as follows:

1.	The undersigned has read Sections 2.1 and 2.2 of the Base Indenture and such other sections of the Base Indenture and other documents and has made such other inquiries as he has deemed necessary to express an informed opinion as to whether or not the covenants and conditions precedent provided for in the Base Indenture relating to the issuance of the Company’s 5.600% Notes due 2035 (the “Notes”) have been complied with.

2.	In the opinion of the undersigned, the covenants and conditions precedent provided for in the Base Indenture relating to the issuance of the Notes have been complied with.

3.	The form of the Notes and the guarantee of the Notes by the General Partner, the Subsidiary Guarantors and any future guarantor, and the terms of the Notes, as set forth in Exhibit A-1, attached to Annex A hereto have been duly established pursuant to Sections 2.1 and 2.2 of the Base Indenture and comply with the Base Indenture, and this Officer’s Certificate is delivered in accordance with Sections 2.3 and 11.4 of the Base Indenture and complies with the requirements of such Sections.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the date first set forth above.

AGREE LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	AGREE REALTY CORPORATION,
Its sole general partner

By:	/s/ Joel N. Agree
	Name:	Joel N. Agree
	Its:	President and Chief Executive Officer

AGREE REALTY CORPORATION,
a Maryland corporation

By:	/s/ Joel N. Agree
	Name:	Joel N. Agree
	Its:	President and Chief Executive Officer

[Signature page to Officer’s Certificate to Indenture]

ANNEX A

Pursuant to Sections 2.1 and 2.2 of the Indenture, dated as of August 17, 2020 (the “Base Indenture”), among AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), AGREE REALTY CORPORATION, a Maryland corporation operating as a real estate investment trust, (the “General Partner”), as a guarantor, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), the terms of the Company’s 5.600% Notes due 2035 (the “Notes”) to be issued pursuant to the Base Indenture are as set forth below. The Base Indenture together with, and as amended and supplemented by, the Officer’s Certificate (the “Series Officer’s Certificate”), dated as of May 23, 2025, establishing the terms of the Notes and of which this Annex A forms a part, is referred to herein as the “Indenture”. Certain defined terms are set forth in paragraph 17 hereof. Capitalized terms used but not otherwise defined in this Series Officer’s Certificate shall have the respective meanings assigned to them in the Base Indenture.

1.    Title. The series of Securities is hereby established under the Base Indenture and shall be known and designated as the “5.600% Notes due 2035.”

2.    Aggregate Principal Amount. The Notes shall be limited in initial aggregate principal amount to $400,000,000, except, for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Base Indenture. The Company may in the future, without the consent of Holders, issue additional Notes (“Additional Notes”) on the identical terms as the Notes of the series being offered hereby other than with respect to the date of issuance, issue price and date of first payment of interest thereon. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single series with the Notes established hereunder for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that if such Additional Notes will not be fungible with the previously outstanding Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number.

3.    Issue Price. The Notes will be issued at a price equal to 99.297% of the principal amount thereof.

4.    Maturity. The date on which the principal of the Notes is payable is June 15, 2035 (the “Stated Maturity Date”).

5.    Rate of Interest; Interest Payment Date; Regular Record Dates. The Notes shall bear interest at the rate of 5.600% per year. Interest on the outstanding principal amount of the Notes shall accrue from May 23, 2025, and will be payable semi-annually in arrears on June 15 and December 15 of each year (each such date, an “Interest Payment Date”), commencing on December 15, 2025, to the persons in whose names the Notes are registered in the security register at the close of business on the immediately preceding June 1 or December 1, as the case may be (a “Regular Record Date”). Interest on the Notes shall accrue from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the Notes) to, but excluding the applicable Interest Payment Date, the Stated Maturity Date or date of earlier redemption (the Stated Maturity Date, the date of acceleration, or the date of earlier redemption referred to collectively herein as the “Maturity Date”), as the case may be. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment until the next Business Day.

6.    Place of Payment. Payments of principal, premium, if any, and interest, on the Notes shall be payable, at the Corporate Trust Office of the Trustee. Payment of principal of, premium, if any, on a definitive Note may be made only against surrender of the Note to the Company’s paying agent. The Company may make interest payments (1) by wire transfer of funds to the person at an account maintained within the United States, or (2) if no wire transfer is provided, the Company may make interest payments by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those Notes. However, while any Notes are represented by a registered Global Security, payment of principal of, premium, if any, or interest on the Notes may be made by wire transfer to the account of the Depositary or its nominee. Any interest not so punctually paid or duly made available for payment shall be paid in accordance with the form of Note as set forth on Exhibit A-1.

7.    No Sinking Fund. The Notes are not mandatorily redeemable and are not entitled to the benefit of a sinking fund or any analogous provisions.

8.    Optional Redemption. The Company may redeem all or part of the series of Notes at any time at its option as set forth in the applicable form of Note as set forth on Exhibit A-1 and in Article III of the Base Indenture.

9.    Registered Securities. The Notes shall be issued only as registered Securities, in minimum denominations of $2,000 and integral multiples of $1,000. The Notes shall be issuable as registered Global Securities in book-entry form.

10.   Registrar; Paying Agent; Depositary. The Trustee shall initially serve as the registrar and the paying agent for the Notes. The Depository Trust Company shall initially serve as the Depositary for the registered Global Security representing the Notes.

11.   Amount Payable Upon Acceleration. 100% of the principal of and accrued interest, if any, on the Notes shall be payable upon declaration of acceleration pursuant to Section 6.1 of the Indenture.

12.   Ranking Security. The Notes are senior unsecured obligations of the Company and rank equally with other senior unsecured indebtedness of the Company that is not subordinated to the Notes, including the Company’s 2.900% Senior Notes due 2030, 2.000% Senior Notes due 2028, 2.600% Senior Notes due 2033, 4.800% Senior Notes due 2032 and 5.625% Notes due 2034 (collectively, the “Existing Notes”).

13.   Payment Currency-Election. The principal of, premium, if any, and interest on the Notes shall not be payable in a currency other than Dollars.

14.   Payment Currency-Index. The principal of, premium, if any, and interest on the Notes shall not be determined with reference to an index based on a coin or currency.

15.   Notes in Definitive Form. Section 2.14 of the Base Indenture will govern the transferability of the Notes in definitive form.

16.   Events of Default. There shall be no deletions from, modifications or additions to the Events of Default set forth in Section 6.1 of the Base Indenture, except, with respect to the Notes, clause (g) of Section 6.1 of the Base Indenture shall be deemed deleted in its entirety and the following shall be added as clause (g) of the Base Indenture: “failure to pay any Debt (other than Non-Recourse Debt) (a) of the Company, the General Partner, or any Material Subsidiary or any entity in which we are the general partner or managing member, and (b) in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least 25% in principal amount of the outstanding Notes).”

17.    Covenants. There shall be the following additions, replacements, amendments and supplements, as the case may be, to the covenants of the Company set forth in Article IV of the Base Indenture solely with respect to the Notes:

(a)    Limitation on Incurrence of Total Debt. This paragraph (a) will be an addition to Article IV of the Base Indenture with respect to the Notes. The General Partner will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate outstanding principal amount of all Debt of the General Partner and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (1) the Total Assets of the General Partner as of the end of the latest fiscal quarter covered in the General Partner’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not required under the Exchange Act, furnished to the Trustee) prior to the incurrence of such additional Debt, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case by the General Partner or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)    Debt Service Test. This paragraph (b) will be an addition to Article IV of the Base Indenture with respect to the Notes. The General Partner will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumptions that: (1) such Debt and any other Debt incurred by the General Partner or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred as of the first day of such period, (2) the repayment or retirement of any other Debt (other than Debt repaid or retired with the proceeds of any other Debt, which repayment or retirement shall be calculated pursuant to clause (1) and not this clause) by the General Partner or any of its Subsidiaries since the first day of such four-quarter period had been repaid or retired as of the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), (3) in the case of Acquired Debt or Debt incurred by the General Partner or any of its Subsidiaries in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, and (4) in the case of any acquisition or disposition by the General Partner or any of its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition and any related repayment of Debt being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate that would have been in effect during the entire such period had been the applicable rate for the entire such period.

(c)    Maintenance of Total Unencumbered Assets. This paragraph (c) will be an addition to Article IV of the Base Indenture with respect to the Notes. The General Partner and its Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the General Partner and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

(d)    Limitation on Incurrence of Secured Debt. This paragraph (d) will be an addition to Article IV of the Base Indenture with respect to the Notes. The General Partner will not, and will not permit any of its Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate outstanding principal amount of the Secured Debt of the General Partner and its Subsidiaries determined on a consolidated basis in accordance with GAAP is greater than 40% of the sum of (without duplication) (1) the Total Assets of the General Partner and its Subsidiaries as of the end of the latest fiscal quarter covered in the General Partner’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, furnished to the Trustee) prior to the incurrence of such additional Debt, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the General Partner or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

For purposes of the covenants described in clauses (a)-(d) Debt shall be deemed to be “incurred” by the General Partner or any of its Subsidiaries whenever the General Partner or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Furthermore, nothing in clauses (a)-(d) shall prevent the incurrence of Debt by the General Partner or any of its Subsidiaries between or among the General Partner or any of its Subsidiaries.

(e)    Future Subsidiary Guarantors. This paragraph (e) will be an addition to Article IV of the Base Indenture with respect to the Notes. Each Subsidiary of the General Partner that guarantees (now or in the future) other Debt of the Company or of any Guarantor shall immediately be and become, automatically and without the execution or delivery of any instrument or other action by any person, jointly and severally with any other Guarantors of the Notes, a Guarantor of the Notes and shall be subject to and bound by all of the terms and provisions of the Indenture applicable to a Guarantor of the Notes; provided that the General Partner shall cause any such Guarantor to within thirty calendar days (i) execute and deliver to the Trustee a guarantee in the form of guarantee attached to the Notes (the “Guarantee”) to acknowledge such guarantee in accordance with Article X of the Indenture, and (ii) deliver to the Trustee, in addition to any other documents to be delivered to the Trustee pursuant to Section 11.4 of the Indenture, an Officer’s Certificate or Opinion of Counsel to the effect that (x) the execution of such Guarantee is authorized or permitted by the Indenture, and (y) such Guarantee has been duly authorized, executed and delivered by, and is a valid binding obligation of such entity, enforceable against such entity in accordance with its terms, subject to customary exceptions.

(f)    Maintenance of Properties. This paragraph (f) will be an addition to Article IV of the Base Indenture with respect to the Notes. Each of the General Partner and the Company shall cause its material properties used or useful in the conduct of its business or the business of any Subsidiary of the Company to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and will require it to cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in its judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, that the Company and its Subsidiaries shall not be prevented from (1) removing permanently any property that has been condemned or suffered casualty loss, (2) discontinuing any maintenance or operation of any property if, in Company’s reasonable judgment, such removal is not disadvantageous in any material respect to the Holders of the Notes or (3) selling or otherwise disposing of these properties for value in the ordinary course of business.

(g)    Payment of Taxes and Other Claims. This paragraph (g) will be an addition to Article IV of the Base Indenture with respect to the Notes. The General Partner and the Company shall pay or discharge (or, if applicable, cause to be transferred to bond or other security) or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed on each of the General Partner, the Company and its Subsidiaries or upon the income, profits or property of each of the General Partner, the Company and its Subsidiaries; provided, that General Partner and the Company shall not be required to pay or discharge (or transfer to bond or other security) or cause to be paid or discharged any material tax, assessment or charge, (a) the applicability or validity of which it is contesting in good faith through appropriate proceedings and for which it has established adequate reserves in accordance with GAAP or (b) where the failure to effect such payment is not, in the General Partner or the Company’s reasonable judgment, adverse in any material respect to the Holders of the Notes.

(h)    Insurance. This paragraph (h) will be in addition to Article IV of the Base Indenture with respect to the Notes. The General Partner and the Company shall, and shall cause the Subsidiaries to, keep in force upon all of its properties and operations policies of insurance with financially sound and reputable carriers in such amounts and covering all risks as shall be customary in the industry, in accordance with prevailing market conditions and availability.

(i)    Certain Definitions. As used herein (and to the extent any such definitions conflict with definitions included in the Base Indenture, the definitions included here shall control with respect to the Notes):

“Acquired Debt” means Debt of a person (i) existing at the time such person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means, without duplication, amount that is payable for interest expense on, and the amortization during such period of any original issue discount of, the General Partner’s and its Subsidiaries’ Debt in such period.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the General Partner and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

(1)	interest expense on Debt of the General Partner and its Subsidiaries,

(2)	provision for taxes of the General Partner and its Subsidiaries based on income,

(3)	amortization of debt discount, premium and other deferred financing charges,

(4)	provision for gains and losses and depreciation and amortization,

(5)	the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,

(6)	gains and losses resulting from the extinguishment of debt, and

(7)	all other non-cash charges.

“Debt” of the General Partner or any of its Subsidiaries means any indebtedness of the General Partner or any of its Subsidiaries, excluding any accrued expense or trade payable, whether or not contingent, in respect of:

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2)	indebtedness secured by any Lien existing on property owned by the General Partner or any of its Subsidiaries, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Lien existing on property owned by the General Partner or any of its Subsidiaries,

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued and called or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement, or

(4)	any lease of property by the General Partner or any of its Subsidiaries as lessee that is reflected on the General Partner’s consolidated balance sheet and classified as a finance lease in accordance with GAAP, and to the extent, in the case of items of indebtedness under clauses (1) and (3) immediately above, that any such items (other than letters of credit) would appear as a liability on the General Partner’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the General Partner or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person (other than the General Partner or any of its Subsidiaries); provided, however, that the term “Debt” shall not include Permitted Non-Recourse Guarantees of the General Partner or any of its Subsidiaries until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the General Partner or any of its Subsidiaries.

“Earnings from Operations” for any period means net income excluding gains and losses on sales of investments, net, as reflected in the financial statements of the General Partner and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Lien” means any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, security interest, security agreement or other encumbrance of any kind.

“Non-Recourse Debt” means Debt of a joint venture or Subsidiary of the General Partner (or an entity in which the Company is a general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including Capital Stock) of such joint venture or Subsidiary (or an entity in which the Company is a general partner or managing member that is the borrower) and is non-recourse to the General Partner or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the General Partner (or entity in which the Company is the general partner or managing member that is the borrower)); provided further that, if any such Debt is partially recourse to the General Partner or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the General Partner (or entity in which the Company is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower ) under such Non-Recourse Debt in the ordinary course of business of the General Partner or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including Capital Stock) of a joint venture or Subsidiary of the General Partner (or an entity in which the Company is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the General Partner or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve-out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).

“Secured Debt” means Debt secured by a Lien on any property or assets of the General Partner or any of its Subsidiaries.

“Subsidiary Guarantors” means, as of any date, all Subsidiaries of the General Partner, if any, that guarantee the obligations of the Company under the Indenture and the Notes in accordance with the provisions of this Annex A and the Indenture, and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors; provided that upon the release or discharge of such Subsidiary Guarantor from its guarantee in accordance with paragraph 18 of this Annex A and Article X of the Base Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

“Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of the General Partner’s and its Subsidiaries’ other assets, but excluding accounts receivables, right of use assets relating to operating leases and non-real estate intangibles, determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of the General Partner’s and its Subsidiaries’ Undepreciated Real Estate Assets and the value determined on a consolidated basis in accordance with GAAP of all of the General Partner’s and its Subsidiaries’ other assets, other than accounts receivables, right of use assets relating to operating leases and non-real estate intangibles, in each case not subject to any Lien of any kind for borrowed money; provided, however, that “Total Unencumbered Assets” does not include investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets and related intangibles of the General Partner and its Subsidiaries on such date, before depreciation and amortization charges determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the types described in clauses (1) and (3) of the definition thereof that is not secured by any Lien upon any of the properties of the General Partner or any of its Subsidiaries.

18.    Guarantee. The Notes are guaranteed by the Guarantors as provided in Article X of the Indenture. The General Partner and the Subsidiaries listed on Schedule I are hereby designated as “Guarantors” under the Indenture with respect to the Notes on the original issue date. Each other Subsidiary of the General Partner shall become a Guarantor of the Notes as provided in the Indenture and paragraph 17(e) of this Annex A. Each Guarantor’s guarantee of the Notes shall be in the form of the Guarantee, is an unsecured obligation of such Guarantor and ranks equally with other unsecured indebtedness of such Guarantor that is not subordinated to its Guarantee of the Notes. Other than in accordance with Section 10.4 of the Base Indenture, the General Partner shall not be released from its Guarantee of the Notes so long as any Notes of such series remain outstanding.

(a)            Any Subsidiary Guarantor shall be automatically and unconditionally released: (i) upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the Capital Stock or other interests of such Subsidiary Guarantor (other than to the Company or any Affiliate of the Company); or (ii) upon the sale or disposition of all or substantially all the property of such Subsidiary Guarantor (other than to the Company or any Affiliate of the Company); or (iii) if at any time when no Event of Default has occurred and is continuing with respect to the Notes, such Subsidiary Guarantor no longer guarantees (or which guarantee is being simultaneously released or will be immediately released after the release of the Subsidiary Guarantor) any other Debt of the Company or of any Guarantor.

(b)            The applicable Guarantees also will be automatically released if the Company exercises its legal defeasance or its covenant defeasance option with respect to the Notes as set forth in Article VIII of the Base Indenture, or if the Company’s obligations under the Base Indenture with respect to the Notes are discharged as set forth in Section 8.4 thereof.

19.    Conversion and Exchange. The Notes shall not be convertible into or exchangeable into any other security.

20.    Satisfaction and Discharge; Covenant Defeasance. Article VIII of the Base Indenture shall apply to the Notes. In addition to the other sections of the Indenture subject to the covenant defeasance provisions set forth in Article VIII of the Base Indenture, the covenants set forth in paragraph 17 of this Annex A shall be subject to the covenant defeasance provisions set forth in Article VIII of the Base Indenture.

21.    Discount Securities. The Notes are not Discount Securities.

22.    Modification, Amendment and Waiver. The terms and provisions of the Notes may be modified, amended, supplemented or waived as set forth in the Indenture.

23.    Other Terms. The Notes shall have the other terms, and the Notes shall be substantially in the form, set forth in Exhibit A-1. In case of any conflict between this Annex A and the Notes, the form of the Notes shall control. In the case of any conflict between, on the one hand, this Annex A and/or the Notes, and on the other hand, the Base Indenture, this Annex A and/or the Notes shall control.

Exhibit A-1

[FORM OF 2035 NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AGREE LIMITED PARTNERSHIP

5.600% Notes due 2035

CUSIP No. 008513AF0

ISIN No. US008513AF06

No. [ ]     $[ ]

AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as “Issuer,” which term includes any successor thereof under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of [__] ($[ ]) on June 15, 2035 (the “Stated Maturity Date” with respect to the principal of this Note), unless previously redeemed on any call for redemption in accordance with the provisions set forth on the reverse hereof (the Stated Maturity Date, the date on which the principal becomes due following acceleration or any call for redemption is referred herein as the “Maturity Date” with respect to principal repayable or repurchased on such date) and to pay interest thereon semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing on December 15, 2025, at the rate of 5.600% per annum, until payment of said principal has been made or duly provided for. Interest on this Note payable on an Interest Payment Date will accrue from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment, or from and including May 23, 2025, if no interest has been paid or duly made available for payment, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

The interest so payable and punctually paid or duly made available for payment on any Interest Payment Date will be paid to the Holder in which name this Note is registered in the security register at the close of business on the “Regular Record Date” for such payment, which shall be the June 1 and December 1, as the case may be, immediately preceding such Interest Payment Date (regardless of whether such day is a Business Day (as defined below)). Any such interest not so punctually paid or duly made available for payment shall forthwith cease to be payable to the Holder on such Regular Record Date, and shall be paid to the person in whose name this Note is registered at the close of business on a subsequent special record date for the payment of such defaulted interest (which shall be not more than 5 Business Days prior to the date of the payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of the Notes not less than 15 calendar days preceding such subsequent special record date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

The principal of, and premium, if any, with respect to, this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the Corporate Trust Office of the Trustee or other office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York. The Issuer hereby initially designates the Corporate Trust Office of the Trustee (as defined on the reverse hereof) as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of the Notes or the Indenture may be served.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the payment required to be made on such date will, instead, be made on the next Business Day with the same force and effect as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. “Business Day” means, unless otherwise provided by Board Resolution, supplemental indenture to the Indenture or Officer’s Certificate delivered pursuant to Section 2.2 of the Base Indenture, any day except Saturday, Sunday or a legal holiday in The City of New York (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

Payments of principal, premium, if any, and interest in respect of this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts (i) in the case of payments on the Maturity Date, in immediately available funds, and (ii) in the case of payments of interest on an Interest Payment Date other than the Maturity Date, (a) by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the United States of America, or (b) if no wire transfer is provided, by check mailed to the Holder entitled thereto at the applicable address appearing in the security register; provided, however, that so long as Cede & Co. is the Holder of this Note, payments of interest on an Interest Payment Date may be made in immediately available funds.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Indenture or the Guarantee or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by manual signature by the Trustee.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed, manually, electronically or by facsimile by an authorized signatory.

Date: _______________

AGREE LIMITED PARTNERSHIP

By:	AGREE REALTY CORPORATION, its sole
general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein, referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF 2035 NOTE]

AGREE LIMITED PARTNERSHIP

5.600% Notes due 2035

This Note is one of a duly authorized issue of Securities of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of August 17, 2020, duly executed and delivered by the Issuer, AGREE REALTY CORPORATION (the “General Partner”), to U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), together with the Officer’s Certificate dated as of May 23, 2025 amending and supplementing the Base Indenture and establishing the terms of the Notes (collectively with the Base Indenture, the “Indenture”) and reference is hereby made to the Indenture, and all modifications and amendments and indentures supplemental thereto relating to the Notes, made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, the Guarantor(s) and the Holders of the Notes and the terms upon which the Notes are authenticated and delivered. This Note is one of a series of Securities designated as the 5.600% Notes due 2035 (collectively, the “Notes”) of the Issuer, limited (except as permitted under the Indenture) in aggregate principal amount to $400,000,000.

Payments of principal, premium, if any, and interest in respect of the Notes will be fully and unconditionally guaranteed by the Guarantor(s).

Optional Redemption. Prior to March 15, 2035 (the “Par Call Date”), the Issuer may redeem the Notes at any time at its option in whole or from time to time in part, at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption date), assuming that the Notes matured and that accrued and unpaid interest on the Notes was payable on the Par Call Date, discounted to such redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 35 basis points (determined on the third Business Day preceding the date the notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes to be redeemed to but excluding such redemption date.

On and after the Par Call Date, the Issuer may redeem the Notes at any time in whole or from time to time in part at its option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the applicable redemption date.

As used herein (and to the extent any such definitions conflict with definitions included in the Base Indenture, the definitions included here shall control with respect to the Notes):

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appears or appear, as applicable, after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the date the notice of redemption is given H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Notice of redemption will be mailed or sent by electronic transmission (or in the case of the Global Note, given pursuant to the applicable procedures of the Depository Trust Company) at least 10 but not more than 60 calendar days before the redemption date to each Holder of record of the Notes to be redeemed at its last registered address and the Trustee (if the notice is to be delivered by the Issuer). The notice of redemption for the Notes will state, among other things, the aggregate principal amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Issuer defaults in payment of the redemption price, interest, if any, will cease to accrue on any Notes that have been called for redemption at the redemption date, on and after the redemption date (unless the Issuer defaults in payment of the redemption price) such Notes shall cease to be entitled to any benefit or security under the Indenture and the Holders of such Notes shall have no right in respect of such Notes except the right to receive the redemption price thereof.

Miscellaneous. In case an Event of Default with respect to this Note shall have occurred and be continuing, the principal hereof may be (and, in certain cases, shall be) declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions, provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and, if applicable, the Guarantors, and the rights of the Holders of the Securities under the Indenture at any time by the Issuer and, if applicable, the Guarantors, and the Trustee with the consent of the Holders of a majority in the aggregate principal amount of Securities of each series (voting as separate classes) issued under the Indenture at the time outstanding and affected thereby. Furthermore, provisions in the Indenture permit the Holders of a majority in the aggregate outstanding principal amount of Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange hereof, or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and premium, if any, with respect to, and interest on, this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Indenture contains provisions for defeasance and discharge and for defeasance at any time of certain restrictive covenants and Events of Default with respect to the Notes upon compliance with certain conditions set forth in the Indenture.

This Note is issuable only in definitive registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Issuer in The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer shall not pay Additional Amounts on this Note held by a person that is not a U.S. person in respect of taxes or similar charges withheld or deducted.

The Issuer, the Guarantor(s) or the Trustee and any authorized agent of the Issuer, the Guarantor(s) or the Trustee may deem and treat the person in whose name this Note is registered as the Holder and absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal of, or premium, if any, with respect to, or subject to the provisions on the face hereof, interest on, this Note and for all other purposes, and none of the Issuer, the Guarantor(s) or the Trustee or any authorized agent of the Issuer, the Guarantor(s) or the Trustee shall be affected by any notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

Please insert social security number or other identifying number of assignee:

Please print or type name and address (including zip code) of assignee:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note of AGREE Limited Partnership (the “Issuer”) on the books of the Issuer, with full power of substitution in the premises.

Dated: _________

Signature Guaranteed

NOTICE: Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

FORM OF GUARANTEE

The guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under an Indenture (the “Base Indenture”), dated as of August 17, 2020, duly executed and delivered by AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Issuer”), AGREE REALTY CORPORATION, a Maryland Corporation (the “General Partner”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), together with the Officer’s Certificate dated as of May 23, 2025, amending and supplementing the Base Indenture and establishing the terms of the Notes (defined below) (collectively with the Base Indenture, the “Indenture”) hereby agrees to, irrevocably and unconditionally, jointly and severally with any other Guarantors of the Notes, guarantee on a senior unsecured basis (i) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the 5.600% Notes due 2035 (the “Notes”) of the Issuer, whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise, and interest on the overdue principal and premium, if any, and interest on any interest on the Notes, if any, if lawful, and all other obligations of the Issuer, to the Holders (as defined in the Indenture) of the Notes or the Trustee all in accordance with the terms set forth in Article X of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, or by declaration of acceleration, call for redemption or otherwise.

The obligations of the Guarantors to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee. The Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Guarantee, and acknowledges and agrees to perform all obligations and duties required of a Guarantor pursuant to the Indenture.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the terms regarding release set forth in Article X of the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectability.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been signed, in the name and on behalf of the Trustee under the Indenture, manually or by facsimile or other electronic imaging means by one of the authorized officers of the Trustee under the Indenture or as otherwise permitted under the Indenture.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE. Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed, manually, electronically or by facsimile by an authorized signatory.

Date: _______________

[NAME OF GUARANTOR]

By:
Name:
Title:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of a part of this Global Security for an interest in another Global Security or for a definitive registered Note, or exchanges of a part of another Global Security or definitive registered Note for an interest in this Global Security, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of This Global Security	Amount of Increase in Principal Amount of This Global Security	Principal Amount of This Global Security Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Custodian

EX. A-1